Exhibit 2.3

GoGold and Animas Announce Mailing of GoGold Offer and Take-Over Bid Circular and Animas Directors’ Circular

HALIFAX and VANCOUVER, January 23, 2014 – GoGold Resources Inc. (TSX: GGD) (“GoGold”) and Animas Resources Ltd. (TSXV: ANI) (“Animas”) today announced the mailing to Animas securityholders of GoGold’s take-over bid circular and Animas’ directors’ circular in connection with the take-over bid by GoGold (the “Offer”) for all of Animas’ outstanding common shares (the “Animas Shares”) and share purchase warrants (the “Animas Warrants”).

Animas Board Recommends Securityholders Accept the GoGold Offer

The board of directors of Animas has unanimously recommended that holders of Animas Shares and holders of Animas Warrants (collectively, the “Securityholders”) deposit their Animas Shares and Animas Warrants to the Offer. The board has also recommended that Securityholders reject the unsolicited offer made by Marlin Gold Mining Ltd. (“Marlin”) on December 23, 2013 (the “Marlin Offer”), as it is inferior to the Offer, and shareholders holding approximately 63.7% of the issued and outstanding Animas Shares (approximately 66.9% on a fully-diluted basis) have agreed to deposit or cause to be deposited their Animas Shares to the Offer.

Both the Animas and GoGold board of directors request Securityholders to accept this Offer by completing and duly executing the Letter of Acceptance and Transmittal (printed on BLUE paper) included in the mailing package as soon as possible.

GoGold’s Offer

Pursuant to the Offer, holders of Animas Shares will receive $0.07 in cash and 0.0851 of a common share of GoGold (each a “GoGold Share”) for each Animas Share (for a deemed offer price of $0.15 for each Animas Share based on the closing price of GoGold Shares on December 27, 2013 (the “Offer Price”)), and one GoGold Share for each $0.94 of cumulative in-the-money value of Animas Warrants, calculated using the Offer Price, rounded down to the nearest whole GoGold Share.

The Offer Price represents a premium of approximately:

•	50% over the consideration offered by Marlin, pursuant to the Marlin Offer;

•	275% over the closing price of the Animas Shares on the TSX-V on December 6, 2013 and 289% over the 20-day volume-weighted average closing price of the Animas Shares as at December 6, 2013; and

•	88% over the closing price of the Animas Shares on the TSX-V on December 27, 2013 and 138% over the 20-day volume-weighted average closing price of the Animas Shares as at December 27, 2013.

66.9% of Animas Shareholders Locked-Up

In connection with the Offer, GoGold has entered into “hard” lock-up agreements with certain Animas shareholders owning 45,625,330 Animas Shares, or approximately 63.7% of the Animas Shares (approximately 66.9% fully diluted), pursuant to which such shareholders have agreed to tender their Animas Shares to a takeover bid by GoGold.

Under the lock-up agreements, the locked-up shareholders are precluded from tendering or voting any of their Animas Shares in favour of any other acquisition proposal relating to Animas and in certain circumstances are required to vote against other acquisition proposals or actions which might prevent, delay or interfere with GoGold’s Offer.

Benefits of the Offer:

For Securityholders, in addition to the above-noted significant premiums, the proposed Offer will represent:

•	Ongoing participation in the exploration and development of the Santa Gertrudis Project;

•	Enhanced liquidity for Securityholders in the form of cash and GoGold Shares;

•	An opportunity to participate in the upside of GoGold’s Parral mine, which is expected to start production in 2014;

•	An opportunity to enhance and accelerate development of the Santa Gertrudis Project through a dedicated team with a proven track record in Mexico; and

•	A strengthened balance sheet to support growth strategies.

Important Information for Securityholders

Securityholders who wish to accept the Offer should take two important steps:

(a)

if the Securityholder is a holder of Animas Shares and has deposited such Animas Shares to the Marlin Offer, WITHDRAW such Animas Shares in accordance with the procedures described in the Marlin Offer; and

(b)

ACCEPT the Offer by completing and duly executing the accompanying Letter of Acceptance and Transmittal (printed on BLUE paper) in accordance with the instructions set forth therein and depositing the completed Letter of Acceptance and Transmittal, together with the certificates representing the Animas Shares and/or Animas Warrants being deposited and all other documents required by the Letter of Acceptance and Transmittal, at one of the offices of Computershare Investor Services Inc. specified in the Letter of Acceptance and Transmittal prior to and in any event not later than the Expiry Time.

Alternatively, Securityholders whose Animas Shares and Animas Warrants are registered in the name of CDS may accept the Offer by following the procedures for book-entry transfer of Animas Shares and Animas Warrants set forth under “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the take-over bid circular. Securityholders whose certificates for Animas Shares and Animas Warrants are not immediately available may follow the procedures for guaranteed delivery set forth under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the take-over bid circular, using the accompanying Notice of Guaranteed Delivery (printed on PINK paper).

About the Offer

Full details of the Offer are included in the take-over bid circular mailed today to Animas Securityholders. The Offer will expire at 7:00 p.m. (Toronto time) on February 28, 2014 (the “Expiry Time”), unless otherwise extended or withdrawn. The Offer is conditional on, among other things (i) there being validly deposited under the Offer and not withdrawn at the Expiry Time such number of Animas Shares and Animas Warrants that constitutes at least 66 2⁄3% of the issued and outstanding Animas Shares (calculated on a fully-diluted basis) at the Expiry Time, (ii) the shareholder rights plan of Animas being waived, invalidated or cease traded and no shareholder rights plan or similar plan of Animas in force or existence, (iii) none of the lock-up agreements having been terminated in accordance with their terms, (iv) the receipt of all necessary regulatory approvals and third-party consents, (v) that GoGold shall have determined in its reasonable judgment that there shall not have occurred any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, results of operations, cash flows or liability of Animas or its affiliated entities that is or may be materially adverse to Animas or any of its affiliated entities or to the value of the Animas Shares or the Animas Warrants to GoGold, and (vi) there being no untrue statements or omissions in Animas’ public disclosure. Once the 66 2⁄3% acceptance level is met, GoGold intends, but is not required to, take steps to acquire all of the outstanding Animas Shares and other convertible securities or rights to acquire Animas Shares.

The board of directors of Animas has also formally waived the application of Animas’ shareholders’ rights plan in connection with the GoGold Offer.

GoGold’s special counsel for the offer is Fasken Martineau DuMoulin LLP and its corporate counsel is JESSOMELAW. Animas’ counsel is McCullough O’Connor Irwin LLP.

GoGold is filing with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-80 and a tender offer statement on Schedule 14D-1F in connection with the Offer, which will include the take-over bid circular. Securityholders are urged to read such documents, because they contain important information about the Offer. Securityholders may obtain a free copy of such documents, when they become available, on SEDAR at www.sedar.com and from the SEC on EDGAR at www.sec.gov. Copies of the take-over bid circular may be obtained free of charge upon request made to GoGold at Suite 1301, 2000 Barrington Street, Cogswell Tower, Halifax, Nova Scotia, Canada B3J 3K1, Attn: Executive Vice-President and Chief Administrative Officer.

This press release does not constitute an offer to buy or an invitation to sell, or the solicitation of an offer to buy or invitation to sell, any securities of GoGold or Animas.

GoGold Forward-Looking Statement

Except for statements of historical fact, this news release contains certain “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws including statements regarding the offer and take-over bid circular, terms of the offer, timing of the offer, GoGold’s intention to take steps to acquire the remaining Animas shares and other Animas securities following the take-over, and future plans and objectives of GoGold. Such forward-looking information and forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to vary materially from the anticipated results or events predicted in these forward-looking information or forward-looking statements, including: GoGold’s assessment of the effect of an offer on GoGold, Animas and Animas’ shareholders; the satisfaction of any conditions to an offer; the timing and prospects for shareholder approval; regulatory restrictions; the continuance of GoGold and its subsidiaries as a going concern; general economic and market conditions; mineral prices; the accuracy of mineral resource estimates and the speculative nature of mineral exploration. There can be no assurance that such information will prove to be accurate and actual results and future events could differ materially from those anticipated in such forward-looking information or forward-looking statements. As a result, readers are cautioned not to place undue reliance on these forward-looking information or forward-looking statements. The forward-looking information and forward-looking statements contained in this news release are made as of the date of this release. Except as required by applicable law, GoGold disclaims any intention and assumes no obligation to update or revise any forward-looking information or forward-looking statements, whether as a result of new information, future events or otherwise. For additional information with respect to risk factors applicable to GoGold, reference should be made to GoGold’s continuous disclosure materials filed from time to time with securities regulators, including, but not limited to, GoGold’s Annual Information Form.

This release does not constitute an offer to sell or a solicitation of an offer to buy of any of GoGold’s securities in the United States.

Animas Forward-Looking Statement

This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to the Directors’ Circular, plans, projections, estimates and expectations. Such forward-looking statements reflect Animas’ current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The factors which could cause actual results or events to differ materially from current expectations include, but are not limited to: actions taken by GoGold; actions taken by Animas’ shareholders in respect of the Offer; the possible effect of the Offer on Animas’ business; and other factors identified and in Animas’ filings with applicable Canadian securities regulatory authorities filed on SEDAR and available at www.sedar.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

About GoGold

For further information, contact Terence F. Coughlan, President and CEO,

or

Sean Tufford, Vice President, Corporate Development GoGold Resources Inc.,

T: 902 482-1998

F: 902 442-1898

Email: sean@gogoldresources.com

Or visit: www.gogoldresources.com

About Animas

For additional information, contact Animas Resources Ltd. at 604-687-6197, or you may register to receive future news releases at www.animasresources.com.